Exhibit 99.1

OriginOil Signs Initial Agreement to Commercialize Its Oil and Gas Production Water Recovery Process

OriginOil plans to collaborate with PACE to commercialize technology for oil recovery and on-site re-use of frac flowback water

Los Angeles, California – 9 May, 2012 – OriginOil, Inc. (OTC/BB: OOIL), developer of a breakthrough technology to convert algae into renewable crude oil, announced today that it has signed a memorandum of understanding with California-based PACE to collaborate with oil field operators in Texas and elsewhere to improve petroleum recovery and water cleaning for re-use at well sites, using a process it originally developed for algae harvesting.

“The performance we’ve seen from OriginOil’s technology is unheard-of in the industry. Removing 98% of organics from a sample of Texas frac flowback water is beyond impressive,” said Andrew Komor, vice president for environmental water at PACE. “This is the next step, where we get a chance to see that performance in the field. The OriginOil team has been highly responsive and we expect this to be a successful program.”

Subject to definitive agreement, OriginOil plans to provide the equipment and capability to process up to one barrel per minute in continuous flow. Success at this scale would set the stage for a ten-fold increase and beyond.

In keeping with its licensing strategy in algae, oil and gas, and waste removal markets, the memorandum provides that OriginOil may choose to be paid for the equipment and receive a small royalty, or to cover its own costs in return for a larger share of profits.
“This flexible understanding is perfect for our first venture into the oil and gas industry, with the potential for immediate revenue,” said Riggs Eckelberry, OriginOil’s CEO. “We love the prospect of being paid up front with a small share of profits, or going for a larger share by paying the costs ourselves. We have high regard for PACE and we look forward to joining them in their fast-moving oil and gas water cleanup projects.”
For more than a year, PACE has been developing a multi-stage process to improve the efficiency of frac flowback water treatment for re-use. PACE plans to replace the early stages of chemical flocculation and dissolved air flotation with OriginOil’s process, potentially improving the performance and scalability of on-site water re-use, and reducing both capital and operating expenses.

Eckelberry added, “We intend to aggressively explore oil and gas licensing opportunities while staying the course in algae harvesting.”

Frac flowback describes water used in a drilling process called ‘hydraulic fracturing’, or ‘fracking’. The sample from which OriginOil was able to remove 98% of organics was taken from an oil well from which 200,000 gallons of oil-rich water flowed back over a period of two weeks. The results are shown in this photo.

Recovering more organic chemicals and petroleum improves oil well profitability and makes it possible to re-use the water onsite, saving on trucking and offsite disposal costs, and reducing environmental impact.

Water is produced and used in large quantities in oil and gas operations. According to the U.S. Department of Energy, an average of 3 barrels of contaminated water is generated for each 1 barrel of oil produced. In the United States, the average is 7 barrels of water. According to industry reports, energy companies pay between $3 –$12 to dispose of each barrel of produced water, implying a potential world market value between $300 billion and $1 trillion per year.

About PACE
PACE is a specialized civil engineering firm formed in 1987 to deliver advanced water resource solutions. A unique balance is struck between applied engineering and research in the specialization areas of water, wastewater, and stormwater management. A strong foundation of knowledge in the principles of water chemistry, water biology, hydrology and hydraulics ensures engineering products are both economically viable and environmentally sustainable. The firm is headquartered in Southern California, with operations world-wide (www.pacewater.com).

About OriginOil, Inc.
OriginOil helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As an emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world's most successful algae growers and refiners, just as pioneers like Schlumberger, Halliburton and Baker Hughes have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:	Jerry Schranz
Antenna Group – a Beckerman Company 201-465-8020 jerry@antennagroup.com

Investor Relations:	Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 641 International: +1-323-939-6645 Ext. 641 Fax: 323-315-2301 ir@originoil.com www.originoil.com

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